Exhibit 4.2

LEXINGTON REALTY TRUST,
as Issuer,
CERTAIN SUBSIDIARIES OF LEXINGTON REALTY TRUST,
as Guarantors,

and
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
FIRST SUPPLEMENTAL INDENTURE

Dated as of September 30, 2013
4.25% Senior Notes due 2023

FIRST SUPPLEMENTAL INDENTURE
THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), is entered into as of September 30, 2013, among LEXINGTON REALTY TRUST, a Maryland real estate investment trust (the “Issuer”), certain subisidiaries of the issue signatories hereto (including subsidiaries of the Issuer subsequently becoming guarantors, the “Subsidiary Guarantors” or the “Guarantors”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, as Trustee hereunder (the “Trustee”), having its Corporate Trust Office at 100 Wall Street, Suite 1600, New York, New York 10005.
WHEREAS, the Issuer, Guarantors and the Trustee entered into that certain Indenture, dated as of June 10, 2013 (the “Original Indenture”), relating to a series of the Issuer's Securities entitled the “4.25% Senior Notes due 2023” of the Issuer in respect of which the Guarantors are guarantors (the “4.25% Notes”);
WHEREAS, the Issuer entered into that certain Second Amended and Restated Credit Agreement, dated as of February 12, 2013 (the “Principal Credit Agreement”), among the Issuer, Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., jointly and severally as borrowers, KeyBank National Association, as administrative agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5 therein;
WHEREAS, in connection with the First Amendment to the Principal Credit Agreement, dated as of the date hereof, among the Issuer, LCIF, and LCIFII, jointly and severally as borrowers, and KeyBank, as administrative agent (“Principal Credit Agreement Amendment”), and as of the date first set forth above, all Subsidiaries of the Issuer that were previously Guarantors, with the exception of LCIF and LCIFII, are no longer Principal Credit Agreement Obligors (the “Released Guarantors”);
WHEREAS, pursuant to Section 15.03 of the Indenture, the Issuer has delivered an Officers' Certificate to the Trustee informing the Trustee of the termination of all of the obligations under the Principal Credit Agreement of the Released Guarantors, which released such former Guarantors from all of their obligations under the Indenture and its Guarantee and such Guarantee has terminated;
WHEREAS, LCIF and LCIFII remain as borrowers under the Lexington Credit Agreement and their obligations under the Indenture and their Guarantee and such Guarantee continues in accordance with their terms; and
WHEREAS, the Issuer and the Trustee have duly authorized the execution and delivery of this instrument to amend the Indenture as set forth herein and have done all things necessary to make this instrument a valid agreement of the parties hereto, in accordance with its terms.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Issuer, the remaining Guarantors and the Trustee agree as follows:

ARTICLE ONE
DEFINITIONS
Section 1.1    Definitions. Capitalized terms used in this instrument and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
ARTICLE TWO
RELEASED GUARANTORS
Section 2.1    Released Guarantors. Upon the execution and delivery of the Principal Credit Agreement Amendment, the Released Guarantors are fully, unconditionally and irrevocably released as Guarantors under the Indenture and its Guarantee and such Guarantee is terminated.
ARTICLE THREE
MISCELLANEOUS
Section 3.1    Relation to Original Indenture. This First Supplemental Indenture supplements the Indenture, and shall be a part and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture, and the Securities issued thereunder shall continue in full force and effect.
Section 3.2    Concerning the Trustee. The Trustee shall not be responsible for any recital herein (other than as they appear and as they apply to the Trustee) as such recitals shall be taken as statements of the Issuer and the remaining Guarantors, or the validity of the execution by the Issuer or the remaining Guarantors of this First Supplemental Indenture. The Trustee makes no representations as to the validity or sufficiency of this instrument.
Section 3.3    Effect of Headings. The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.
Section 3.4    Counterparts. This instrument may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.
Section 3.5    Governing Law. This instrument shall be governed by and construed in accordance with the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.
ISSUER:
LEXINGTON REALTY TRUST, a Maryland real estate investment trust, as Issuer of the Notes

By:	/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Executive Vice President
EXISTING GUARANTORS:
LEPERCQ CORPORATE INCOME FUND L.P., a Delaware limited partnership, as a Subsidiary Guarantor

By:	Lex GP-1 Trust, its general partner, a Delaware statutory trust

By:	/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Vice President
LEPERCQ CORPORATE INCOME FUND II L.P., a Delaware limited partnership, as a Subsidiary Guarantor

By:	Lex GP-1 Trust, its general partner, a Delaware statutory trust

By:	/s/ Joseph S. Bonventre
Name: Joseph S. Bonventre
Title: Vice President

[Signature Page to the First Supplemental Indenture]

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ William G. Keenan
Name: William G. Keenan
Title: Vice President